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                                                                   EXHIBIT 17(f)

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                IMPORTANT INFORMATION TO HELP YOU UNDERSTAND AND
                             VOTE ON THE PROPOSALS

     Please read the enclosed proxy statement for a complete description of the proposals. However, as a quick reference, the following questions and answers provide a brief overview of the proposals.

Q. WHAT HAS BEEN PROPOSED?

A. The Enterprise Board of Directors has proposed the reorganization of your fund with the Enterprise Growth Fund. After the reorganization, your fund will be combined with the Enterprise Growth Fund and you will become a shareholder of that Fund. It is anticipated that the reorganization will to increase the overall size of your fund so as to achieve greater economies of scale and reduce expenses for the benefit of shareholders. You are being asked to approve the reorganization of your fund.

Q. HOW WILL THE REORGANIZATION AFFECT MY ACCOUNT?

A. If shareholders approve a Reorganization, your fund shares will be exchanged on a tax-free basis, for an equal aggregate dollar value of shares of the Growth Fund. This means that you may end up with a different number of shares compared to what you originally held, but the total dollar value of your shares will be the same. You will receive the same class of the Growth Fund as you held in your fund immediately prior to the Reorganization.

Q. WHAT IS THE PRIMARY REASON FOR THE REORGANIZATION OF THE BALANCED FUND?


A. Enterprise believes that by creating larger asset bases, the fund to be acquired can achieve greater economies of scales and have reduced expenses for shareholders.


Q. ARE THERE OTHER REASONS FOR THE PROPOSED FUND REORGANIZATIONS?

A. Yes. The Enterprise Board of Directors weighed a number of factors in reaching their decision regarding the consolidation of this fund, including:

   - the compatibility of the investment objectives, policies and restrictions of the funds

   - the relative past and current growth in assets, historical investment performance and perceived future prospects

   - the effect of the proposed transactions on the expense ratios of the funds

   - the costs of the reorganization, which will be paid for by the Adviser

   - the tax-free nature of the reorganization to the funds and the shareholders
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   - other options to the reorganization, including a termination of the fund slated for reorganization with the distribution of the cash proceeds to the fund's shareholders

Q. DOES THE ENTERPRISE GROWTH FUND HAVE A COMPARABLE INVESTMENT STRATEGY AND OBJECTIVE AS THE ENTERPRISE GROWTH BALANCED FUND?

A. The Balanced Fund aims for total return through a combination of capital appreciation and current income, whereas the Growth Fund pursues solely capital appreciation. The two funds have some differences in investment strategy and asset class, since the Balanced Fund invests in fixed income securities in addition to common stocks.

   However, both funds are similar in that they are subadvised by Montag & Caldwell, Inc.

Q. HAS THE BOARD APPROVED THE PROPOSAL?

A. Yes. The Board has approved the proposal and recommends that you vote to approve them.

Q. HOW MANY VOTES AM I ENTITLED TO CAST?

A. As a shareholder, you are entitled to one vote for each share you own of the Balanced fund on the record date. The record date is December 31, 2001.

Q. HOW DO I VOTE MY SHARES?

A. You can vote your shares by completing and signing the enclosed proxy card and mailing it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Enterprise at 1-800-432-4320 and request the Operations Department.

   You may also vote via the Internet. To do so, have your proxy card available and go to the Web site on the proxy card. Enter your control number from your proxy card and follow the instructions found on the Web site.

   Finally, you can vote by telephone. Have your proxy card available. Call the toll free number on the proxy card. Enter your control number from your proxy card and follow the simple instructions given.

Q. HOW DO I SIGN THE PROXY CARD?

A. Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

   Joint Accounts: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

   All Other Accounts:  The person signing must indicate his or her capacity.

   For example, a trustee for a trust should include his or her title when he or she signs, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his or her position with the company, such as "John Smith, President."

The attached prospectus and proxy statement contains more detailed information about the proposals. Please read it carefully.

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